EXHIBIT 99.0

DiVall Insured Income Properties 2, L.P.

QUARTERLY NEWS

A publication of The Provo Group, Inc.	FOURTH QUARTER 2003

PARTNERSHIP YEAR-END REVIEW

Distributions applicable to the four quarters of 2003 were approximately $89 per unit, including a $53 per unit return of capital. Excluding the return of capital, this represents an approximate 8% return for the year from operations. The annual rate of return is calculated on the net asset value of $454 per unit as of December 31, 2002, adjusted (on a weighted average basis) for 2003 property sales.

At the beginning of 2003 the Partnership owned 25 properties. During 2003 it sold 4 properties. The largest concept component of the investment property portfolio continues to be the 10 Wendy’s restaurants.

As you may recall last year there were delays issuing the Schedule K-1’s due to the change in accounting firms. Management believes that Deloitte Touche has gained familiarity with its accounting systems over the past year and therefore a repeat of last year’s issues is not anticipated. Schedule K-1’s should be available in late February.

DISTRIBUTION HIGHLIGHTS

•	$325,000 total amount distributed for the Fourth Quarter 2003 which is $118,000 lower than originally projected primarily because of the Popeye’s real estate taxes. (refer to page 2 for details)

•	$7.02 per unit (approx.) for the Fourth Quarter 2003.

•	Quarterly distributions applicable to 2003 totaled $4,110,000.

•	$1,225 to $1,075 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (2/90) respectively. (Distributions are from both cash flow from operations and “net” cash activity from financing and investing activities).

SEE INSIDE

Property Highlights	2
Questions & Answers	2
New contact information	2

PAGE 2	DIVALL 2	4 Q 03

PROPERTY HIGHLIGHTS

Sales/Other Issues

$	Palm Beach, FL (currently operated as a Miami Subs restaurant) The Partnership currently has a contract pending for the sale of this property to a private investor for $650,000. Closing is anticipated to be in the Second Quarter of 2004.

The property’s tenant, Miami Subs, was delinquent at December 31, 2003 in the amount of $15,422. The delinquent amount represents November and December rent as well as late fees charged to the tenant. Miami Subs has agreed to make double payments to get caught up.

Litigation Issues

$	Popeye’s (Park Forest, IL) This tenant was delinquent at December 31, 2003 in the amount of $103,509 (or $2.24 per unit) which represented the 2001 and 2002 percentage rent billings. Popeye’s also owed $51,734 in related late fees at December 31, 2003. In January 2004 the Partnership paid Popeye’s delinquent 2002 Real Estate Taxes of approximately $45,000. It is anticipated that the Partnership will also pay the properties 2003 Real Estate Taxes during 2004. The Real Estate Taxes for both years (approximately $90,000 or $1.94 per unit) were accrued as payables at December 31, 2003. Management is pursuing a Real Estate Tax reduction with the appropriate taxing authority. Although Popeye’s is in default in the aforementioned areas, the tenant remains current with its fixed monthly rent. Management is actively pursuing the collection of the past due percentage rent and late fee balances as well as reimbursement for Real Estate Taxes paid or that will be paid on the properties behalf. The Partnership’s hearing is to be scheduled by the Courts during February 2004.

QUESTIONS & ANSWERS

•	When can I expect my next distribution mailing?

Your distribution correspondence for the First Quarter of 2004 is scheduled to be mailed on May 14, 2004.

•	When can I expect to receive my 2003 Schedule K-1?

The K-1’s should be mailed on or before February 27, 2004.

•	When will the December 31, 2003 net asset value be calculated?

The revised net asset valuation will be ready in mid-February 2004.

•	If I have questions or comments, how can I reach your office?

You can reach us at our new address, listed below, effective March 1, 2004.

MAIL:	DiVall Investor Relations
c/o The Provo Group, Inc.
1100 Main Street, Suite 1830
Kansas City, MO 64105
PHONE:	800-547-7686 OR (816) 421-7444 EXTENSION 224
FAX:	(816) 221-2130
E-MAIL:	mevans@theprovogroup.com

DIVALL INSURED INCOME PROPERTIES 2 L.P.

STATEMENTS OF INCOME AND CASH FLOW CHANGES

FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2003

	PROJECTED	ACTUAL	VARIANCE
	4TH QUARTER 12/31/2003	4TH QUARTER 12/31/2003	BETTER (WORSE)
OPERATING REVENUES
Rental income	$819,054	$747,907	$(71,147)
Interest income	4,500	3,118	(1,382)
Net gain on sale of properties		0	0
Other income	0	2,508	2,508

TOTAL OPERATING REVENUES	$823,554	$753,533	$(70,021)

OPERATING EXPENSES
Insurance	$8,685	$7,855	$830
Management fees	50,919	50,609	310
Overhead allowance	4,110	4,091	19
Advisory Board	2,188	2,188	1
Administrative	6,094	5,673	421
Professional services	11,300	10,806	494
Auditing	18,000	25,905	(7,905)
Legal	12,000	2,085	9,915
Property Expenses	17,500	88,686	(71,186)

TOTAL OPERATING EXPENSES	$130,796	$197,898	$(67,102)

INVESTIGATION AND RESTORATION EXPENSES	$0	$100	$(100)

NON-OPERATING EXPENSES
Uncollectible Receivable	$40,150	$103,508	$(63,358)
Depreciation	76,659	66,144	10,515
Amortization	3,990	3,198	792

TOTAL NON-OPERATING EXPENSES	$120,799	$172,851	$(52,052)

TOTAL EXPENSES	$251,594	$370,849	$(119,255)

NET INCOME	$571,959	$382,684	$(189,275)

			VARIANCE
OPERATING CASH RECONCILIATION:
Depreciation and amortization	80,649	69,342	(11,307)
Recovery of amounts previously written off	0	(2,508)	(2,508)
(Increase) Decrease in current assets	(323,454)	(141,358)	182,096
Increase (Decrease) in current liabilities	851	10,730	9,879
(Increase) Decrease in cash reserved for payables	12,861	(12,261)	(25,122)
Current cash flows from (reserved for) distributions	101,075	17,478	(83,597)

Net Cash Provided From Operating Activities	$443,941	$324,107	$(119,834)

CASH FLOWS (USED IN) FROM INVESTING AND FINANCING ACTIVITIES
Indemnification Trust (Interest earnings reinvested)	(1,500)	(672)	828
Recovery of amounts previously written off	0	2,508	2,508

Net Cash (Used In) From Investing And Financing Activities	$(1,500)	$1,836	$3,336

Total Cash Flow For Quarter	$442,441	$325,943	$(116,498)

Cash Balance Beginning of Period	838,526	2,782,417	1,943,891
Less 3rd quarter distributions paid 11/03	(443,000)	(2,430,000)	(1,987,000)
Change in cash reserved for payables and distributions	(113,936)	(5,217)	108,719

Cash Balance End of Period	$724,030	$673,142	$(50,888)

Cash reserved for 4th quarter 2003 L.P. distributions	(443,000)	(325,000)	118,000
Cash reserved for payment of accrued expenses	(230,014)	(212,184)	17,830
Cash advanced from (reserved for) future distributions	0	(83,597)	(83,597)

Unrestricted Cash Balance End of Period	$51,015	$52,360	$1,345

	PROJECTED	ACTUAL	VARIANCE
* Quarterly Distribution	$443,000	$325,000	$(118,000)
Mailing Date	02/15/2004	(enclosed)	—

*	Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2003 PROPERTY SUMMARY

AND RELATED RECEIPTS

AS OF DECEMBER 31, 2003

PORTFOLIO (Note 1)

		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	ANNUAL RECEIPTS	RETURN

APPLEBEE’S	COLUMBUS, OH	1,059,465	135,780	12.82%		84,500	29,849	0	0.00%	1,143,965	135,780	11.87%
BLOCKBUSTER	OGDEN, UT	646,425	104,500	16.17%						646,425	104,500	16.17%
DENNY’S	PHOENIX, AZ	972,726	65,000	6.68%		183,239	0	0	0.00%	1,155,965	65,000	5.62%
CHINESE SUPER BUFFET (2)	PHOENIX, AZ	865,900	64,371	7.43%		221,237	0	0	0.00%	1,087,137	64,371	5.92%
VACANT (3)	TWIN FALLS, ID		30,000	4.29%						0	30,000	3.37%
VACANT (4)	S. MILWAUKEE, WI
HARDEE’S (5)	FOND DU LAC, WI		57,720	6.79%						0	57,720	5.06%
HOOTER’S	R. HILLS, TX	1,246,719	95,000	7.62%						1,246,719	95,000	7.62%
DAYTONA’S All SPORTS CAFÉ (6)	DES MOINES, IA	845,000	60,000	7.10%		52,813	0	0	0.00%	897,813	60,000	6.68%
KFC	SANTA FE, NM	451,230	60,000	13.30%						451,230	60,000	13.30%
MIAMI SUBS (7)	PALM BEACH, FL	743,625	55,000	7.40%						743,625	55,000	7.40%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2003.
2:	Chinese Super Buffet obtained possession of the property in August 2002 and rent commenced in January 2003.
3:	The Partnership received $30,000 in past rent upon eviction of sub-tenant, Fiesta Time, from the property in February 2003. Management executed a contract to sell the vacant property in the First Quarter of 2003 for $555,000. The closing date was August 2003.
4:	Management executed a contract to sell the vacant property in the Fourth Quarter of 2002 for $450,000. The closing date was April 2003.
5:	Management executed a contract to sell the property in the Second Quarter of 2003 for $720,000. The closing date was July 2003.
6:	Hickory Park’s lease on the property expired on December 31, 2002; however, Management accepted a two month hold over lease with subtenant, Daytona’s, until a 5 year lease was directly executed with them. The new lease was effective March 2003.
7:	Management executed a contract to sell the property in January 2004 for $650,000. The closing date is anticipated to be in the Second Quarter of 2004. Although the property continues to be operated as a Miami Subs restaurant, a new lease was executed with a new operator in the Fourth Quarter of 2002.
8:	Tenant, Paul Bouraxis, executed his purchase option agreement with Management to purchase the property at a price of $825,000 in the Second Quarter of 2003. The closing date was July 2003.
9:	Village Inn vacated the property in February 2002; however, Village Inn was charged monthly rent until a lease termination and settlement agreement was executed in June 2003. (The charges were not recorded for accounting purposes beginning January 2003.) The Partnership received a $50,000 lease termination fee from Village Inn. The property was leased to a new tenant, Panda Buffet, in February 2003 and rent commenced in July 2003.

PROJECTIONS FOR

DISCUSSION PURPOSES

DIVALL INSURED INCOME PROPERTIES 2 LP

2002 PROPERTY SUMMARY

AND RELATED RECEIPTS

PORTFOLIO (Note 1)

		REAL ESTATE			EQUIPMENT					TOTALS
CONCEPT	LOCATION	COST	ANNUAL BASE RENT	% YIELD	LEASE EXPIRATION DATE	COST	PRINCIPAL RETURNED AS OF 1/1/94	ANNUAL LEASE RECEIPTS	% RETURN	COST	TOTAL RECEIPTS	RETURN

OMEGA RESTAURANT (8)	MILWAUKEE, WI		56,361	5.58%							56,361	3.96%
“ “	“ “					151,938	41,933	0	0.00%
“ “	“ “					780,000	110,292	0	0.00%	780,000	0	0.00%
POPEYE’S	PARK FOREST, IL	580,938	77,280	13.30%						580,938	77,280	13.30%
SUNRISE PRESCHOOL	PHOENIX, AZ	1,084,503	123,318	11.37%		79,219	33,047	0	0.00%	1,182,735	123,318	10.43%
						19,013	6,710	0	0.00%
PANDA BUFFET ( FORMERLY VILLAGE INN) (9)	GRAND FORKS, ND	739,375	16,250	2.20%						739,375	16,250	2.20%
WENDY’S	AIKEN, SC	633,750	90,480	14.28%						633,750	90,480	14.28%
WENDY’S	CHARLESTON, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	N. AUGUSTA, SC	660,156	87,780	13.30%						660,156	87,780	13.30%
WENDY’S	AUGUSTA, GA	728,813	96,780	13.28%						728,813	96,780	13.28%
WENDY’S	CHARLESTON, SC	596,781	76,920	12.89%						596,781	76,920	12.89%
WENDY’S	AIKEN, SC	776,344	96,780	12.47%						776,344	96,780	12.47%
WENDY’S	AUGUSTA, GA	649,594	86,160	13.26%						649,594	86,160	13.26%
WENDY’S	CHARLESTON, SC	528,125	70,200	13.29%						528,125	70,200	13.29%
WENDY’S	MT. PLEASANT, SC	580,938	77,280	13.30%						580,938	77,280	13.30%
WENDY’S	MARTINEZ, GA	633,750	84,120	13.27%						633,750	84,120	13.27%

PORTFOLIO TOTALS		15,605,095	1,844,361	11.82%		1,571,959	221,831	0	0.00%	17,025,116	1,844,360	10.83%

Note:

1:	This property summary includes only property and equipment held by the Partnership during 2003.
2:	Chinese Super Buffet obtained possession of the property in August 2002 and rent commenced in January 2003.
3:	The Partnership received $30,000 in past rent upon eviction of sub-tenant, Fiesta Time, from the property in February 2003. Management executed a contract to sell the vacant property in the First Quarter of 2003 for $555,000. The closing date was August 2003.
4:	Management executed a contract to sell the vacant property in the Fourth Quarter of 2002 for $450,000. The closing date was April 2003.
5:	Management executed a contract to sell the property in the Second Quarter of 2003 for $720,000. The closing date was July 2003.
6:	Hickory Park’s lease on the property expired on December 31, 2002; however, Management accepted a two month hold over lease with subtenant, Daytona’s, until a 5 year lease was directly executed with them. The new lease was effective March 2003.
7:	Management executed a contract to sell the property in January 2004 for $650,000. The closing date is anticipated to be in the Second Quarter of 2004. Although the property continues to be operated as a Miami Subs restaurant, a new lease was executed with a new operator in the Fourth Quarter of 2002.
8:	Tenant, Paul Bouraxis, executed his purchase option agreement with Management to purchase the property at a price of $825,000 in the Second Quarter of 2003. The closing date was July 2003.
9:	Village Inn vacated the property in February 2002; however, Village Inn was charged monthly rent until a lease termination and settlement agreement was executed in June 2003. (The charges were not recorded for accounting purposes beginning January 2003.) The Partnership received a $50,000 lease termination fee from Village Inn. The property was leased to a new tenant, Panda Buffet, in February 2003 and rent commenced in July 2003.